Exhibit 10.34

Amendment Number 2 to the

OGE Energy Corp. Employees’ Stock Ownership and Retirement Savings Plan

(As Amended and Restated Effective as of January 1, 2006)

OGE Energy Corp. (the “Company”), an Oklahoma corporation, by action of its Benefits Oversight Committee taken in accordance with the authority granted to it by Section 13.3 of the OGE Energy Corp. Employees’ Stock Ownership and Retirement Savings Plan (As Amended and Restated Effective as of January 1, 2006), as heretofore amended (the “Plan”), hereby amends the Plan in the following respects effective as of January 18, 2008:

1.	By adding a new Section 2.5A after Section 2.5 of the Plan as follows:

“Section 2.5A       Automatic Compensation Reduction Agreement. The term “Automatic Compensation Reduction Agreement” means an arrangement under the Plan which an Eligible Employee is deemed to have entered into and pursuant to which the Eligible Employee is deemed to have elected to participate in the Plan and agreed to reduce his or her Compensation and the Eligible Employee’s Participating Employer agrees to contribute to the Trust the amount so reduced as a Tax-Deferred Contribution.”

2.         By deleting the first sentence of Section 2.23 of the Plan and inserting in lieu thereof the following:

“The term “Forfeiture” means the portion of a Participant’s Company Matching Contribution Account which by reason of the provisions of Section 4.1(c), 5.1(b), 6.4 or 10.3 can no longer become distributable to him or her.”

3.	By deleting Section 2.28 of the Plan and inserting in lieu thereof the following:

“Section 2.28       Participant. The term "Participant" means any Eligible Employee who has elected or is deemed to have elected to participate in the Plan pursuant to Section 3.2.”

4.	By deleting Section 2.41 of the Plan and inserting in lieu thereof the following:

“Section 2.41       Tax-Deferred Contributions. The term "Tax-Deferred Contributions" means the Employee Contributions under Section 5.1 which are designated as such by the Participant or are made pursuant to an Automatic Compensation Reduction Agreement. Tax-Deferred Contributions are intended to qualify as "salary reduction" contributions under Section 401(k) of the Code.”

5.	By adding two new sentences at the end of Section 3.2 as follows:

“Notwithstanding the foregoing, effective January 18, 2008, any Eligible Employee whose Employment Commencement Date occurs on or after December 17, 2007, and who has satisfied the requirements of Section 3.1 but has not affirmatively elected to become a Participant pursuant to the foregoing, shall be deemed to have elected to participate in the Plan pursuant to an Automatic Compensation Reduction Agreement and shall become a Participant as of the 30th day following the date the Eligible Employee has satisfied the requirements of Section 3.1 provided that by such date he or she has not affirmatively elected to become a Participant as provided in this Section 3.2 or affirmatively elected not to become a Participant. If any such Eligible Employee ceases to be an Eligible Employee by reason of termination of employment or otherwise, the preceding sentence shall not apply to such Eligible Employee on any subsequent re-employment with the Company or on otherwise again becoming an Eligible Employee.”

6.	By deleting Section 5.1 of the Plan and inserting in lieu thereof the following:

“Section 5.1         Employee Regular and Supplemental Contributions. (a) For each Payroll Period, each Participant shall contribute to the Plan an amount not less than two percent (2%) nor more than nineteen percent (19%) of his or her Compensation, which contributions shall be designated by the Participant, in whole multiples of one percent (1%) of Compensation, on the following basis:

(1)        Contributions not exceeding the first six percent (6%) of Compensation shall be designated Regular Contributions. Regular Contributions may be designated as After-Tax Contributions or Tax-Deferred Contributions in any combination, provided that any such designation is made in whole multiples of one percent (1%) of Compensation.

(2)        Contributions exceeding the first six percent (6%) of Compensation shall be designated Supplemental Contributions. Supplemental Contributions may be designated as After-Tax Contributions or Tax-Deferred Contributions, in any combination, provided that any such designation is made in whole multiples of one percent (1%) of Compensation.

(b)          (i) Effective January 18, 2008 and subject to the provisions of Sections 5.5, 5.6 and 6.2, an Eligible Employee who becomes a Participant pursuant to an Automatic Compensation Reduction Agreement as provided in Section 3.2 shall be deemed to have elected to contribute to the Plan Tax-Deferred Contributions designated as Regular Contributions in an amount equal to 3% of Compensation per Payroll Period, by reduction of Compensation otherwise payable to the Participant, commencing as of the first day of the Payroll Period that begins as soon as administratively practicable after the date the Eligible Employee becomes a Participant as provided in Section 3.2; provided, however, that any such Participant may, not later than 90 days after the first Tax-Deferred Contribution made pursuant to the Automatic Compensation Reduction Agreement would otherwise have been paid to the Participant and notwithstanding any other provision of the Plan, elect to make a “permissible withdrawal” (as defined below in this Section 5.1) from the Plan of his or her Tax-Deferred Contributions (and any earnings (or losses) attributable thereto) that were made to the Trust pursuant to his or her Automatic Compensation Reduction Agreement through the last day of the Payroll Period beginning after the date the withdrawal election is made. Any Company Matching Contributions (as adjusted for earnings (or losses) attributable thereto) that are attributable to amounts distributed to a Participant by reason of a “permissible withdrawal” shall be forfeited and be considered a Forfeiture as of the date the distribution is made. In addition, the Participant’s Automatic Compensation Reduction Agreement will terminate upon electing to make a “permissible withdrawal, and no further Tax-Deferred Contributions will be made on the Participant’s behalf unless and until the Participant affirmatively makes an election to resume making Tax-Deferred Contributions under Section 5.2.

(ii)          At least 30 days (and not more than 90 days) before the beginning of each Plan Year beginning after January 18, 2008 (or at such other time or times as required or permitted under applicable governmental regulations or guidance), the Benefits Committee (or its delegate) shall provide each Eligible Employee for the Plan Year who has satisfied the requirements of Section 3.1 and to whom the deemed participation provision of the Plan applies, notice of the Eligible Employee’s rights and obligations under deemed participation pursuant to an Automatic Compensation Reduction Agreement, except that in the case of an Eligible Employee who does not receive the notice because the Employee becomes an Eligible Employee who has satisfied the requirements of Section 3.1 after the 90th day before the beginning of the Plan Year or in the case of an Eligible Employee employed during the 2008 Plan Year, the notice shall be provided nor more than 90 days before, and no later than, 30 days prior to the date the Eligible Employee would be deemed to become a Participant as provided in Section 3.2 (or at such other time or times as is required or permitted under applicable governmental regulations or guidance). The notification shall include provisions required under applicable governmental regulations, including the following: (a) the level of Tax-Deferred Contributions which will be made on the Eligible Employee’s behalf if the Eligible Employee does not make an affirmative election to participate, (b) his or her right to reject such deemed participation and elect to contribute as provided above in Section 5.1(a) or to elect not to have Tax-

Deferred Contributions made on his or her behalf, (c) the Investment Fund in which his or her Tax-Deferred Contributions shall be invested in the absence of any investment election and (d) his or her right to elect to make a “permissible withdrawal” from the Plan and the procedures to elect such a withdrawal. For purposes of this Section 5.1, the term “permissible withdrawal” shall have the meaning set forth in Section 414(w)(2) of the Code.

(iii)         Notwithstanding any provision of this Section 5.1(b) or Section 3.2 to the contrary, an Automatic Compensation Reduction Agreement shall not become effective for any Eligible Employee who files in accordance with the procedures established by the Benefits Committee not later than the date he or she would otherwise be deemed to have elected to participate in the Plan under Section 3.2, an election to participate under Section 3.2 or an election not to have Tax-Deferred Contributions contributed to the Plan on his or her behalf.

(c)          All Employee Contributions shall be effected by payroll deductions in accordance with procedures established by the Benefits Committee.

7.	By adding a new sentence after the first sentence of Section 5.2 of the Plan as follows:

“Effective January 18, 2008, a Participant may elect in accordance with procedures established by the Benefits Committee to have his or her rate of Tax-Deferred Contributions to be made in the future automatically increased annually on a date and in an amount as specified by the Participant in such election, which amount shall be 1%, 2% or 3% of Compensation per Payroll Period. Such election shall remain in effect until canceled by the Participant in accordance with procedures designated by the Benefits Committee.”

8.	By deleting Section 5.6(c)(i) of the Plan and inserting in lieu thereof the following:

“(i)

Any distribution to Participants under this paragraph shall occur before the end of the Plan Year following the Plan Year in which the contributions were made. However, unless the distribution is made within the first 2½ months of that following Plan Year (or within the first 6 months in respect of the 2008 or subsequent Plan Years), the Participating Employer shall incur a 10% excise tax with respect to the excess not distributed to the extent required by law.”

9.	By adding a new Section 5.6(f)(iv) after Section 5.6(f)(iii) of the Plan as follows:

“(iv)

If a Participant withdraws in a “permissible withdrawal” under Section 5.1(b) Tax-Deferred Contributions made during the Plan Year pursuant to an Automatic Compensation Reduction Agreement, such Tax-Deferred Contributions so withdrawn shall not be taken into account for purposes of applying the tests under (a) above.”

10.	By deleting Section 6.4(c)(i) of the Plan and inserting in lieu thereof the following:

“(i)

Any distribution to Participants under this paragraph shall occur before the end of the Plan Year following the Plan Year in which the contributions were made. However, unless the distribution is made within the first 2½ months of that following Plan Year (or within the first 6 months in respect of the 2008 or subsequent Plan Years), the Participating Employer shall incur a 10% excise tax with respect to the excess not distributed to the extent required by law.”

11.	By adding a new Section 6.4(e)(iii) after Section 6.4(e)(ii) of the Plan as follows:

“(iii)

If a Participant forfeits Company Matching Contributions made during a Plan Year pursuant to Section 5.1(b) because if he or she makes a “permissible withdrawal” under Section 5.1(b), such Company Matching Contributions shall not be taken into account for purposes of applying the tests under (a) above.”

12.	By deleting the last sentence of Section 8.4 of the Plan and inserting in lieu thereof the following:

“In the absence of an effective election, one hundred percent (100%) of the Participant’s Employee Contributions and transfers to his or her Transfer Account shall be invested in the Fidelity Managed Income Portfolio, except that a Participant’s Employee Contributions and transfers to his or her Transfer Account made on or after January 18, 2008 shall be invested, in absence of an effective election, one hundred percent (100%) in the applicable Fidelity Freedom Fund set forth below based upon the Participant’s date of birth provided by the Participant to the Company and the applicable date of birth range (which Investment Funds are intended to be a “qualified default investment alternative” within the meaning of Department of Labor regulations), except that if a Participant fails to provide his or her date of birth to the Company, such amounts shall be invested in the Fidelity Freedom Income Fund:

Date of Birth Range	Fidelity Freedom Fund Name
01/01/1900 – 12/31/1932	Freedom Income
01/01/1933 – 12/31/1937	Freedom 2000
01/01/1938 – 12/31/1942	Freedom 2005
01/01/1943 – 12/31/1947	Freedom 2010
01/01/1948 – 12/31/1952	Freedom 2015
01/01/1953 – 12/31/1957	Freedom 2020
01/01/1958 – 12/31/1962	Freedom 2025
01/01/1963 – 12/31/1967	Freedom 2030
01/01/1968 – 12/31/1972	Freedom 2035
01/01/1973 – 12/31/1977	Freedom 2040
01/01/1978 – 12/31/1982	Freedom 2045
01/01/1983 – 12/31/1999	Freedom 2050.”

13.	By adding a new paragraph after the sixth paragraph of Section 10.3 of the Plan as follows:

“Notwithstanding the preceding two paragraphs, with respect to any Participant who completes an Hour of Service on or after March 1, 2008, the vested balance in the Company Matching Contribution Account of such Participant on or after March 1, 2008, will be determined based on the Participant’s Vesting Percentage as specified in the Vesting Schedule below instead of the applicable Vesting Schedule provided above:

Vesting Schedule
Full Years of Vesting Service	Vesting Percentage
Less than 2 years	0%
2	20%
3	100%”

14.     By deleting the seventh paragraph of Section 10.4 of the Plan and inserting in lieu thereof the following:

“Upon making a withdrawal described in subsection 10.4(h) above, the Participant shall be suspended from making further Employee Contributions to the Plan for a period of twelve months following such withdrawal and shall be deemed to terminate any Automatic Compensation Reduction Agreement then in effect.”

15.     By deleting the introductory clause of the first paragraph of Section 20.2(a) of the Plan and inserting in lieu thereof the following:

“A Participant’s Vesting Percentage under Section 10.3 in his or her Company Matching Contribution Account shall be determined in accordance with the following schedule unless the Participant has an Hour of Service on or after March 1, 2008:”.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed by a duly authorized officer as of the 18th day of January, 2008.

OGE ENERGY CORP.

By:         /s/  Cary W. Martin

-5-